Exhibit 99.1

First Choice Healthcare Solutions Announces Appointment of Sheila Schweitzer to Board of Directors and Retirement of Donald Bittar

MELBOURNE, FL -- (Marketwired – March 09, 2018) - First Choice Healthcare Solutions, Inc. (OTCQB: FCHS) ("First Choice" or the "Company"), one of the nation's only non-physician-owned, publicly traded healthcare services companies focused on the delivery of total musculoskeletal solutions with an emphasis on Orthopaedics and spine care, today announced the appointment of Ms. Sheila Schweitzer to the Board of Directors.

"We are honored to have an accomplished healthcare professional such as Sheila join our Board of Directors. Sheila’s wealth of experience with patients and providers will be instrumental at this critical juncture in our company history. Her involvement and advisement will allow us to continue with the growth of our business organically as well as continuing to evaluate M&A and strategic opportunities,” stated Chris Romandetti, President and CEO of First Choice.

Sheila has over 30 years of experience in the healthcare industry bringing tremendous depth of experience and success as a C-level executive, investor, and advisor. Sheila is also the founder and serves on the Board of PatientMatters Holding LLC, a technology and patient engagement firm helping healthcare providers manage patient financial obligations. Previously, she was Chairman and CEO of CareMedic, a HCIT revenue cycle management company; COO of MedUnite, a consortium of insurance/managed care companies that created a health data exchange; CEO of Presideo, a biometric security platform for HCIT systems; and SVP Operations of Envoy, the nation’s largest healthcare clearinghouse. Sheila is a recognized expert in the healthcare industry and has testified before the U.S. Congress and the Ministers of Health of the European Union on the topic of electronic transaction and claim processing. As an investor and executive, Sheila has been involved in over 40 deals totaling $3 billion.

Sheila served on the boards of Aventura, the leading provider of awareness computing, Recondo Health, and National Electronic Attachment and led its sale to KKR.  Sheila was a founding member of WEDI, Workgroup for Electronic Data Interchange, and served on the ANSI X12 committee and participated in the development of the HIPAA legislation.  She was Chairperson of AFEHCT, Association for Electronic Healthcare Transactions, and The Medical Banking Project and led the mergers of both with HIMSS.  She has also held advisory roles with Aetna, Blue Cross and Blue Shield Association and NDC Health. Sheila holds a BS in Chemistry from Western Kentucky University.

Ms. Sheila Schweitzer commented, "Being based locally in Florida near First Choice’s facilities and intimately involved in the healthcare system of the state, I have watched closely with admiration the successful company Chris and his team have built. I look forward to working closely with the team, providing strategic insight and guidance through this transformative period.”

In conjunction with the appointment of Ms. Schweitzer, the Company also announced the retirement of Mr. Donald Bittar as a director of the Company effective March 6, 2018. "We want to thank Donald for his service and contributions to the First Choice board and wish him the best in his retirement," said Chris Romandetti.

As previously announced, Steward the Company’s strategic partner is in the process of nominating two directors to the FCHS board. The Company is in the final stages of seating the fifth candidate for our proposed Board of Directors.

About First Choice Healthcare Solutions, Inc.

Headquartered in Melbourne, Florida, First Choice Healthcare Solutions (FCHS) is implementing a defined growth strategy aimed at expanding its network of non-physician-owned medical centers of excellence, which concentrate on treating patients in the following specialties: Orthopaedics, Spine Surgery, Interventional Pain Management, Physical Therapy and other ancillary and diagnostic services in key expansion markets throughout the U.S. Serving Florida's Space Coast, the Company's flagship integrated platform currently administers over 100,000 patient visits each year and is comprised of First Choice Medical Group, The B.A.C.K. Center and Crane Creek Surgery Center. For more information, please visit www.myfchs.com, www.myfcmg.com, www.thebackcenter.net and www.cranecreeksurgerycenter.com.

Safe Harbor Statement

Certain information set forth in this news announcement may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of First Choice Healthcare Solutions, Inc. Such forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management beliefs and certain assumptions made by its management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company's actual results to differ materially from those contained in these forward-looking statements can be found in the Company's periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Contact Information:
First Choice Healthcare Solutions, Inc.
Julie Hardesty
Phone: 321-725-0090 ext 288
Email: IR@myfchs.com

Investor Contact:
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: +1 (212) 896-1254/+1 (212) 896-1267
Email: FCHS@KCSA.com